EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

February 24, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
SELLS INTEREST IN TANISYS TECHNOLOGY, INC.;
INCREASES OWNERSHIP IN SHARPS COMPLIANCE

SAN ANTONIO, TX…New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) today announced the sale of its interest in Tanisys Technology, Inc. (“Tanisys”) to ATE Worldwide LLC (“ATEWW”). The majority shareholder of ATEWW is Spirox Corporation, a leader in the semiconductor testing equipment market.

In conjunction with the transaction, the Company received approximately $200,000 in cash.

Commenting on the divestiture, Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of New Century Equity Holdings Corp., stated, “Tanisys operates in the extremely difficult and volatile semiconductor market, and although we were encouraged by the progress of Tanisys in the DRAM and flash memory market, we were not willing to contribute additional funds to its operations.”

Holmes added, “We appreciate the efforts of Lee Cooke as Chief Executive Officer of Tanisys. Lee played a key role in leading the organization through a very difficult time period while remaining focused on the emerging opportunities in the memory market.”

The Company also announced its recent purchase of an additional 200,000 shares in Sharps Compliance Corp. (“Sharps”) at the price of $1 per share. These shares were purchased from the Chief Executive Officer of Sharps and raises the Company’s interest in the outstanding shares of Sharps from 7% to 9%.

Regarding Sharps, Holmes stated, “We are pleased with the opportunity to increase our stake in Sharps. We continue to be impressed with the growth prospects of Sharps in the home healthcare, retail and residential markets it serves.”

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) focuses on high growth, technology-based companies. The Company’s current holdings include Princeton eCom Corporation, Sharps Compliance Corp. and Microbilt Corporation. New Century (www.newcenturyequity.com) is a lead investor in Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century is also an investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of medical-related disposal products and services for the healthcare, hospitality, residential and retail markets and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

        Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.